Exhibit 15.7

SRK Consulting (U.S.), Inc. Suite 600 1125 Seventeenth Street Denver, CO 80202 T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

Almaden Minerals Ltd.

Suite 210-1333 Johnston Street,

Vancouver, British Columbia, V6H 3R9

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Ixtaca Gold-Silver Project Puebla State, Mexico NI 43-101 Technical Report on the Feasibility Study” with an effective date of January 24, 2019 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in Almaden Mineral Ltd.’s Registration Statement on Form F-10 (File No. 333-252171).

Sincerely,

/s/ Edward C. Wellman

Edward C. Wellman, PE

Dated the 26th day of March, 2021.